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                                                        Exhibit 23
                                                        ----------



The Board of Directors
Rubbermaid Incorporated:


We consent to incorporation by reference in the registration statement (File No. 33-63420) on Form S-8 of Rubbermaid Incorporated of our report dated February 1, 1994, relating to the consolidated balance sheets of Rubbermaid Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, cash flows, and shareholders equity for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Rubbermaid Incorporated.





/s/ KPMG Peat Marwick

Cleveland, Ohio
March 28, 1994